Filed pursuant to Rule 433 dated March 5, 2008
                                           Registration Statement No. 333-115100
                                 Supplementing Preliminary Prospectus Supplement
                           dated March 5, 2008 to Prospectus dated June 21, 2004

                     PUBLIC SERVICE ELECTRIC AND GAS COMPANY
                       First and Refunding Mortgage Bonds
                    Floating Rate Series B due March 12, 2010

                               Pricing Term Sheet
                               ------------------

Issuer:                            Public Service Electric and Gas Company
Principal Amount:                  $300,000,000
Price to Public:                   100% of principal amount plus unpaid interest
                                   accrued from March 12, 2008
Trade Date:                        March 5, 2008
Interest Formula:                  Per annum rate equal to three month U.S.
                                   dollar LIBOR plus 0.875%
Interest Payment Dates:            March 12, June 12, September 12 and December
                                   12, commencing June 12, 2008
Interest Reset Period/Dates:       Quarterly, on March 12, June 12, September 12
                                   and December 12, commencing March 12, 2008
Interest Determination Dates:      Second London banking day prior to each
                                   Interest Reset Date.
Maturity:                          March 12, 2010
Redemption Provisions:             At the option of the company, beginning on
                                   September 12, 2008, in whole at any time or
                                   in part from time to time on any Interest
                                   Payment Date, in each case at 100% of the
                                   principal amount to be redeemed plus unpaid
                                   interest accrued thereon to the date of
                                   redemption; also subject to mandatory
                                   redemption under the circumstances described
                                   in the preliminary prospectus supplement
                                   dated March 5, 2008
Settlement:                        March 12, 2008 (T+5)
CUSIP:                             744567FQ6
Ratings:                           A3/A-/A (negative/stable/stable)

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. at toll free 1-888-227-2775, Ext. 2663.